EXHIBIT 23(b)

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Comerica Incorporated, pertaining to the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan, of our report, dated January 26, 2001, on the consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows of Imperial Bancorp and subsidiaries for the year ended December 31, 2000, included in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ KPMG LLP

November 25, 2003
Los Angeles, California